EXHIBIT (a)(1)(G)

AFFYMETRIX                                             3380 Central Expressway
[LOGO]                                                   Santa Clara, CA 95051
                                                             Tel: 408-731-5000
                                                             Fax: 408-481-0422
                                                            www.affymetrix.com

                              ______________, 2002

Dear Employee:

         On behalf of Affymetrix, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") certain outstanding options (the "Old Options") granted to you under the Affymetrix, Inc. Amended and Restated 1993 Stock Plan, Affymetrix, Inc. 1998 Stock Incentive Plan, Affymetrix/Genetic MicroSystems 1998 Stock Option Plan, Affymetrix/Neomorphic 1998 Stock Option Plan, and Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan (the "Option Plans"), for new options that the Company will grant under the Plans (the "New Options"). The Offer was consummated pursuant to the terms and conditions in the Company's Offer to Exchange dated March 7, 2002 (the "Offer to Exchange") and the related Letter of Transmittal.

         The Offer expired at 5:00 p.m., Pacific Time, on ____________, 2002. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange and canceled on ____________, 2002 tendered Old Options exercisable for a total of ________ shares of our common stock.

         The Company has accepted for exchange and canceled the Old Options tendered by you exercisable for the number of shares of our common stock (the "Option Shares") set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the Offer, you have the right to receive New Options under the Option Plan under which the Old Options were granted (or such other Option Plan as determined by the Company) exercisable for a number of shares of common stock that is equal to the total number of shares subject to the Old Options that you tendered in the Offer multiplied by the applicable exchange ratio set forth in the Offer (rounded down to the nearest whole share). The New Options will be exercisable for the number of Option Shares set forth on Attachment A as adjusted for any stock splits, stock dividends and similar events that occur before the date when the Company grants such New Options. Also in accordance with the terms of the Offer, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Old Options you tendered for exchange, except as set forth in the Offer to Exchange and except that the per share exercise price under the New Options will equal the fair market value of our common stock as of the day when the Company grants the New Options.

         In accordance with the terms and subject to the conditions of the Offer, the Company will grant the New Options within 30 days after the first business day that is at least six months and one day following the date when the tendered options were accepted for exchange and canceled and terminated. We expect the new option grant to be between ____________ and ____________, 2002. At that time, option grant documents for the New Options will be sent to you for your signature.

         In accordance with the terms of the Offer, you must be an employee of the Company or one of its wholly owned subsidiaries from the date when you tendered your Old Options through the date when the Company grants the New Options in order to receive your New Options. If, for any reason, you do not remain an employee, then you will not receive New Options or any other consideration for the Old Options tendered by you and canceled by the Company. Participation in the Offer does not confer upon you the right to remain in the employment or other service of the Company or any of its subsidiaries.

         If you have any questions about your rights in connection with the grant of New Options, contact the Human Resources Department representative for the Offer. You can find a list of representatives, together with their contact information, at the back of this letter.

Sincerely,


Stephen P.A. Fodor, Ph.D.
Chairman and Chief Executive Officer

            Human Resources Department Representatives for the Offer

-------------------------------------    -------------------------------------
o     Sacramento, CA                     o      Sunnyvale/Santa Clara, CA
o     Bedford, MA                        o      Emeryville, CA
o     United Kingdom
-------------------------------------    -------------------------------------
-------------------------------------    -------------------------------------
             Sally Garman                             Amy Gannaway
           Affymetrix, Inc.                         Affymetrix, Inc.
       3380 Central Expressway                  3380 Central Expressway
        Santa Clara, CA 95051                    Santa Clara, CA 95051
           Tel: 408-731-5268                       Tel: 408-731-5038
          Fax: 408-731-5855                        Fax: 408-731-5855
     sally_garman@affymetrix.com              amy_gannaway@affymetrix.com
-------------------------------------    -------------------------------------

                                                                   Attachment A
                                                                   ------------


                            [Name of Option Holder]



 Grant Date of Old       Exercise Price of Old     Number of Option
Options Accepted for     Options Accepted for      Shares Subject to
     Exchange                 Exchange               New Options*         Name of Plan
--------------------     ---------------------     -----------------      ------------






*Determined by multiplying the number of Old Options accepted for exchange by the applicable exchange ratio set forth in the table below.
-------------------------------------------------------------------------------

            Subject to the terms and conditions of the Offer, the aggregate number of Option Shares subject to New Options to be granted to you will be
         .
---------

             Exercise Price of
            Old Options Tendered                 Exchange Ratio
            ---------------------------------------------------
              $44.99 or less                         1 for 1
              $45.00 - $59.99                      .67 for 1
              $60.00 - $99.99                       .5 for 1
             $100.00 - or more                     .33 for 1